Exhibit 99.1

ASX Announcement

25 June 2021

Resignation of Chief Legal Officer and Company Secretary

Coronado Global Resources Inc. (“Coronado” or the “Company”, ASX: CRN) advises that Mr Richard Rose (Rick) has resigned as Vice President, Chief Legal Officer and Company Secretary.

The Company expects to appoint Mr Rose’s replacement shortly and further details will be advised in due course. He will remain in his role as Chief Legal Officer and Company Secretary to support the Company for an interim period to facilitate a smooth transition.

Coronado’s Managing Director and Chief Executive Officer, Mr Gerry Spindler, said, “On behalf of the Board and senior management, I would like to thank Rick for his commitment and significant contribution to the Company during his tenure.”

“Since joining Coronado in June 2017, Rick has been a valued member of the global executive team. He played an instrumental role in Coronado’s ASX listing in October 2018 and has played a key role in helping us navigate through the challenging market conditions and in steering the legal support for the Company’s various refinancing efforts over the last 12 months.”

“We are pleased that Rick has agreed to assist us during this period of transition and we wish him well with his future endeavours,” Spindler said.

– Ends –

This announcement was authorised to be given to the ASX by the Board of Coronado Global Resources Inc.

For further information please contact:

Investors Andrew Mooney P: +61 458 666 639 E: amooney@coronadoglobal.com.au	Investors Matt Sullivan P: +61 412 157 276 E: msullivan@coronadoglobal.com.au	Media Brett Clegg Citadel Magnus P: +61 487 436 985

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com